Exhibit 10.3
Confidential treatment has been requested for portions of this document. This copy of the document filed as an exhibit omits the confidential information subject to the confidential treatment request. Omissions are designated by three asterisks (***). A complete version of this document is being filed with the Securities and Exchange Commission.
EMPLOYMENT AND NONCOMPETE AGREEMENT
     This EMPLOYMENT AND NONCOMPETE AGREEMENT (this “Agreement”), made and entered into as of the 22nd day of May, 2003, is by and between SAMUEL H. FLEET, an individual resident of Rhode Island (“Executive”), and National Employee Benefit Companies, Inc. (the “Company”), a Rhode Island corporation. For purposes of this Agreement “Affiliates” includes American Wholesale Insurance Holding Company LLC and American Wholesale Insurance Group, Inc., the owner of all the outstanding shares of capital stock of the Company (“Parent”).
     IN CONSIDERATION of the promises and the mutual covenants contained herein, the parties hereto agree as follows:
     1. Employment. Subject to the terms and conditions stated herein, and in consideration of Executive’s obligations and covenants, including without limitation, those obligations and covenants set forth in Sections 6, 7 and 8, the Company agrees to employ Executive on an active and full-time basis, and Executive accepts such employment, subject to the terms hereof.
     2. Duties. Executive shall serve the Company as its President and will manage the day-to-day operations of the Company and perform all duties customary to the role of President. Executive shall be based at the Company’s offices in Warwick, Rhode Island and shall report to the Chief Executive Officer of the Company. Executive shall devote Executive’s full business time, attention, skill and best efforts to the business of the Company and faithfully perform such executive, administrative and supervisory duties as may be consistent with his role as President and prescribed by the Company’s Board of Directors or the Chief Executive Officer of the Company. Executive shall act at all times in compliance, in all material respects, with all written policies and rules adopted from time to time by the Company’s Board of Directors.
     3. Term of Employment. The term of Executive’s employment shall commence as of July 1, 2003 and shall end on June 30, 2006 (the “Term of Employment”). After June 30, 2006, the Term of Employment shall be automatically extended each July 1st for successive periods of one (1) year, unless (a) either party shall provide the other not less than 30 days written notice of non-renewal or (ii) this Agreement is terminated by either Executive or the Company pursuant to Section 5.
     4. Compensation.
          (a) Base Salary and Bonus. The base annual salary set forth on Schedule A attached hereto shall be paid to Executive for the services to be rendered hereunder throughout the Term of Employment (the “Base Salary”), in accordance with the Company’s normal payroll practices, subject to applicable federal and state income and social security tax withholding requirements. Such Base Salary shall be increased on January 1st of each calendar year as set forth on Schedule A; provided that commencing on January 1, 2006, such Base Salary shall be increased by mutual consent of Executive and the Company; provided, further, that if such parties shall not agree on such increase, the increase for each year shall be equal to at least 5% of the then-current Base Salary. Additionally, Executive shall be entitled to receive incentive bonus compensation pursuant to the provisions set forth on Schedule A attached hereto throughout the Term of Employment (the “Bonus”).
          (b) Executive Benefit Plans. In addition to the Base Salary and Bonus, the Company shall provide Executive with the opportunity to participate in the life insurance, medical, disability and other executive benefit plans set forth on Schedule A attached hereto (collectively, “Executive Benefit Plans”), subject to the terms and conditions of such benefit plans. Executive shall also be entitled to four weeks of vacation in each year and spending allowances as set forth on Schedule A attached hereto. Notwithstanding the foregoing, nothing contained in this Agreement shall require the Company to establish, maintain or continue any of the Executive Benefit Plans already in existence or hereafter adopted for the executive employees of the Company, or restrict the right of the Company to amend, modify or terminate such Executive Benefit Plans in a manner that does not discriminate against Executive as compared to other executive employees of the Company.
          (c) Equity Compensation. In the event that the Company or the Parent adopt an equity, incentive, stock option or similar plan (a “Plan”) under which all or substantially all of the Company’s or the Parent’s employees or management participate on a formula basis, the Executive shall be entitled to participate in such Plan on substantially the same terms as other similarly situated executive officers of the Company or its Affiliates.
          (d) Change of Control. If the Company or the Parent consummates a Change of Control transaction during the Term of Employment and if upon such Change of Control this Agreement is not assumed by the acquiring or surviving entity or if during the one-year period following the consummation of such Change of Control, Executive’s employment is terminated by the Company (other than for Cause or by reason of death or Permanent Disability) or by Executive for Good Reason, in satisfaction of all obligations of the Company to Executive hereunder as a result of such termination, the Company shall pay to the Executive an amount equal to Base Salary (at the then-current rate) for the greater of the balance of the Term of Employment or one (1) year (the “Minimum Term”), which payment shall be made in cash in a lump sum payment at the time of such termination. For purposes of this Section 4(d), a Change of Control” shall mean the sale of all or substantially all of the assets or capital stock of the Company or the Parent, as the case may be, or the merger or consolidation of the Company or the Parent with another entity where the Company or the Parent, as the case may be, is not the surviving entity or the stockholders of such Company or the Parent, as the case may be, immediately prior to such Change of Control transaction are not the owners of at least 51% of the outstanding stock of the Company or the Parent, as the case may be, after such Change of Control transaction.
     5. Termination.
          (a) Termination by the Company. The Company may terminate Executive’s employment hereunder at any time and for any reason whatsoever, with or without Cause. Any such termination shall be effective from the date on which the Company delivers to Executive notice of Executive’s termination.
          (b) Termination by Executive. Executive may terminate Executive’s employment hereunder at any time and for any reason whatsoever. Any such termination shall be effective from the date Executive delivers to Company notice of Executive’s termination.
          (c) Termination Payments.
                     (i) In the event Executive terminates Executive’s employment with the Company voluntarily and without Good Reason, or the Company terminates Executive’s employment for Cause or by reason of Executive’s death or Permanent Disability, the Company shall not be liable to Executive or Executive’s family or estate for the payment of salary, benefits or payments of any kind, except for the Base Salary payable under this Agreement attributable to services performed by Executive prior to the termination of Executive’s employment or except as provided in the terms of the Executive Benefit Plans in which Executive may be a participant. Notwithstanding the foregoing, in the event that the Company terminates Executive’s employment as a result of the Executive’s death or Permanent Disability, the Company shall pay to the Executive or his family or estate a Bonus in an amount equal to the product of (A) the Bonus that Executive would have been entitled to receive had he remained employed for the entire calendar year in which his employment was terminated, multiplied by (B) a fraction, the numerator of which is the number of calendar days in such year prior to the termination of Executive’s employment and the denominator of which is 365. Such Bonus amount shall be paid at the time the Company customarily makes such bonus payments.
                     (ii) In the event the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason, the Company shall continue to pay the Base Salary to Executive for a period equal to the greater of the balance of the Term of Employment or one year, conditional upon Executive’s execution of a release of claims against the Company. This release shall be in a form reasonably satisfactory to the Company and shall be a general release of all claims. Additionally, the Company shall pay to the Executive a Bonus in an amount equal to the product of (A) the Bonus that Executive would have been entitled to receive had he remained employed for the entire calendar year in which his employment was terminated, multiplied by (B) a fraction, the numerator of which is the number of calendar days in such year prior to the termination of Executive’s employment and the denominator of which is 365. The Base Salary and Bonus payments shall be paid in accordance with the regular payroll practices of the Company, but shall not commence until the execution of such release by Executive and the satisfaction of all waiting and revocation periods required by law. All such amounts (the “Severance”) shall be subject to and reduced by any applicable federal and state withholding taxes.
          (d) Definition of “Cause”. For purposes of this Agreement, “Cause” means (i) the commission by Executive of an act constituting financial dishonesty against the Company or any of its Affiliates; (ii) the conviction of, or pleading of guilty or nolo contendre to, a felony by Executive (other than a traffic-related infraction); (iii) the commission of an act by Executive involving moral turpitude that brings the Company or any of its Affiliates into public disrepute or disgrace or causes the termination of customer relations of the Company or any of its Affiliates; (iv) failure by the Company to generate in excess of $500,000 of EBITDA (as such term is defined on Schedule A hereto) or failure by the Company to generate an EBITDA Margin (as such term is defined on Schedule A hereto) equal to or more than 10%, in each case for any calendar year during the Term of Employment; or (v) Executive willfully and repeatedly neglecting his duties to the Company and, in the first instance of such neglect, such behavior continues for more than thirty (30) days after written notice from the Company describing in reasonable detail the misconduct or neglect.
          (e) Definition of “Permanent Disability”. For purposes of this Agreement, “Permanent Disability” means any physical or mental impairment that renders Executive unable to perform the essential functions of Executive’s job under the terms of this Agreement for a period of at least 90 days, either with or without reasonable accommodation, which impairment is confirmed pursuant to a physical examination in accordance with this Section 5(e). At the Company’s request, Executive shall submit to an examination by a duly licensed physician who is mutually acceptable to the Company and Executive for the purpose of ascertaining the existence of a Permanent Disability, and shall authorize the physician to release the results of Executive’s examination to the Company.
          (f) Definition of Good Reason. For purposes of this Agreement “Good Reason” means (i) a requirement by the Company or Parent that Executive relocate beyond a reasonable commuting distance from Warwick, Rhode Island, (ii) a material change in the responsibilities of Executive which are inconsistent with Executive’s position as President of the Company and to which Executive has not consented, (iii) a decrease in Executive’s Base Salary or Bonus to which Executive has not consented, or (iv) a failure by the Company to pay any Base Salary or Bonus amounts owed to Executive, which failure continues 15 days after written notice of such failure from Executive to Parent.
     6. Confidentiality. Executive acknowledges that during Executive’s employment with the Company, Executive will acquire and will have access to material, data and information of the Company and its Affiliates and their customers or clients that is confidential, proprietary and/or a trade secret. At all times, both during and after the Term of Employment, Executive shall keep and retain in confidence and shall not disclose, except as required in the course of Executive’s employment with the Company, to any person or entity or use for Executive’s own purposes any of this proprietary, confidential or trade secret information. For purposes of this Section, such information shall include, but shall not be limited to: sales methods, information concerning customers and clients, advertising methods, financial affairs or methods of procurement, marketing and business plans, strategies, projections, business opportunities, client lists, sales and cost information and financial results and performance of the Company and its Affiliates. The confidentiality obligations set forth herein shall not apply to any information which is already generally available to the public, becomes known to the public other than by a breach of this Section 6 by Executive, is required to be disclosed pursuant to law, regulation or court order, or is learned by Executive from a source other than the Company or its Affiliates, which source is not bound by confidentiality obligations with respect to such information.

     7. Non-Competition and Non-Solicitation Agreement.
     (a) Non-Competition. During the Term of Employment and for one year thereafter (such period not to include any period(s) of time during which Executive is violating this Section 7), and regardless of whether Executive’s employment is terminated either by Executive with or without Good Reason or by the Company with or without Cause (the “Non-Competition Period”), Executive shall not become employed by (as an officer, director, executive, consultant or otherwise), or otherwise become commercially interested in or affiliated with (whether through direct, indirect, actual or beneficial ownership or through a financial interest), any person or entity that competes with the Business of the Company and its Affiliates (a “Competitor”); provided, however, that Executive may acquire beneficial ownership or a financial interest in a public company that is a passive investment that does not exceed a 1% equity position in such company; and provided, further, that the Company pays the Severance (if any) in full when due. For purposes of this Agreement it is specifically acknowledged and agreed that the “Business” of the Company and its Affiliates is arranging the sale, on a wholesale basis, of life and health insurance products.
     (b) Non-Solicitation. During the Term of Employment and for two years thereafter (the “Non-Solicitation Period”), regardless of whether Executive’s employment is terminated either by Executive with or without Good Reason or by the Company, with or without Cause, Executive shall not:
     (i) Solicit or attempt to solicit, for purposes that would be competitive with the Business of the Company and its Affiliates, the business of any of their clients, prospective clients that the Company has actively pursued, suppliers, insurance carriers, insurance brokers or insured parties as such existed during the 12 months immediately preceding the termination of Executive’s employment (“Company Business Partners”), or otherwise induce any Company Business Partners to reduce, terminate or restrict their business relationships with the Company and its Affiliates; or
     (ii) Induce or attempt to induce any executive, consultant, contractor or agent of the Company or any of its Affiliates (“Company Executives”) to leave the employment of such entity.
     In recognition of the broad geographic scope of the Business of the Company and its Affiliates and of the ease of competing with that Business in any part of the United States, the restrictions on competition and solicitation set forth in Sections 7(a) and (b) are intended to cover the following geographic areas: (i) each city and county in which any Competitor, Company Business Partner or Company Executive is located as of the date hereof or during either of the Non-Competition Period or the Non-Solicitation Period; and (ii) each state in which any Competitor, Company Business Partner or Company Executive is located as of the date hereof or during either of the Non-Competition Period or the Non-Solicitation Period. If any court should construe the geographic scope of this Section to be too broad to permit enforcement to its fullest extent, then such restrictions shall be enforced to the maximum extent that such court finds reasonable and enforceable.

     Executive and the Company agree that the geographic areas set forth above and the other restrictions set forth in this Section are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or restriction in this Section shall not render any other section of this Agreement unenforceable.
     8. Assignment of Inventions. Executive understands and agrees that Executive is performing work for hire for the Company and that any Inventions developed or conceived by Executive during Executive’s employment with the Company are the sole property of the Company. For purposes of this Agreement, “Inventions” shall include any inventions, discoveries, programs, programming techniques, underlying program designs and/or concepts, machinery, products, processes, computer hardware, information systems, software (including without limitation source code, object code, documentation, diagrams and flow charts), as well as any other discoveries, concepts and ideas, whether patentable or not, relating to the Business as conducted by the Company. Executive agrees to assign, and does hereby assign, to the Company or its nominees, all right, title and interest in and to Inventions made by Executive. Executive will, with reimbursement for reasonable expenses incurred, but at no other expense to the Company, at any time during or after the Term of Employment, sign and deliver all lawful papers and cooperate in such other lawful acts which may be reasonably necessary or desirable to protect or vest title in Inventions in the Company or its nominees, including applying for, obtaining, maintaining, and enforcing copyrights and/or patents on Inventions in all countries of the world.
     9. Company’s Right to Obtain an Injunction. Executive acknowledges that the Company will have no adequate means of protecting its rights under Sections 6, 7 and 8 of this Agreement other than by securing an injunction (a court order prohibiting Executive from violating the Agreement). Accordingly, Executive agrees that the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief. Nothing contained in this Section shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages.
     10. Condition to Seeking Subsequent Employment. Executive agrees to show a copy of this Agreement to any Competitor with whom Executive interviews during the Term of Employment and the Non-Competition Period.
     11. General Provisions.
          (a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto relating to the employment of Executive by the Company and supersedes any and all prior employment or compensation agreements between the Company, its affiliates and Executive.
          (b) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          (c) Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, Executive’s beneficiaries or legal representatives, without the prior written consent of the Company. The Company may transfer or assign its rights and interest in this Agreement to Parent or any successor upon a Change of Control.
          (d) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of Executive and the Company and their respective permitted successors and assigns.
          (e) Amendment or Modification of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
          (f) Waiver. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The provisions of this Section cannot be waived except in writing signed by both parties.
          (g) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Rhode Island.
          (h) Notices. Any notice, offer, acceptance or other document required or permitted to be given pursuant to any provisions of this Agreement shall be in writing, signed by or on behalf of the person giving the same, and (as elected by the person giving such notice) delivered by hand or mailed to the parties at the following addresses by registered or certified mail, postage prepaid, return receipt requested, or by a third party company or governmental entity providing delivery services in the ordinary course of business, which guarantees delivery on a specified date:

If to Executive:	Samuel H. Fleet
__________________
East Greenwich, RI 02818

If to the Company:	American Wholesale Insurance Group, Inc.
5955 Carnegie Blvd, Suite 350
Charlotte, NC 28209
Attention: Scott M. Purviance
or to such other address as any party hereto may designate by complying with the provisions of this Section.
     Such notice shall be deemed given (i) as of the date of written acknowledgment by Executive or an officer of the Company if delivered by hand, (ii) 72 hours after deposit in United States mail if sent by registered or certified mail or (iii) on the delivery date if sent by overnight courier service.

     Rejection or other refusal to accept or inability to deliver because of changed address of which no notice has been received shall not affect the date upon which the notice is deemed to have been given pursuant hereto. Notwithstanding the foregoing, no notice of change of address shall be effective until the date of receipt hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE:
/s/ Samuel H. Fleet
Samuel H. Fleet

COMPANY: NATIONAL EMPLOYEE BENEFIT COMPANIES, INC.
By:	/s/ M. Steven DeCarlo
	Name:	M. Steven DeCarlo
	Title:	Chief Executive Officer

SCHEDULE A
COMPENSATION AND BENEFITS

Base Salary	$265,000 for 2003, $285,000 for 2004 and $300,000 for 2005

Bonus	Executive will be eligible to participate in the Company’s Management Bonus Plan. The plan is designed to reward the senior leaders in the organization for profitable performance.

I. Qualifying Hurdles:
(a). Minimum EBITDA Margin (as defined below) of ***% (increasing 1% per year to a maximum of ***%)
(b). Minimum Net Revenue (as defined below) growth of 15%

II. Once the hurdles are achieved a bonus pool will be established equal to ***% of the excess EBITDA above the target EBITDA Margin (***% in 2003). If the margin hurdle is achieved and the Net Revenue hurdle is not, the pool will be proportionately reduced by the percentage of the Net Revenue shortfall. If the EBITDA Margin hurdle is not achieved there will be no bonus pool established. Once the total bonus pool amount reaches $1,000,000 in any one year, the pool percentage will decline to ***% thereafter.

III. Executive will be eligible for 1/3 of the bonus pool established. Executive will also be eligible for the remainder of the bonus pool after the other participants are paid their 20% share and discretionary bonuses.

IV. The maximum total bonus the Executive is eligible to received is capped at 200% of his salary until the Company generates cumulative EBITDA of $7,000,000 (from 2002 forward).

V. Bonus compensation shall be paid within 30 days of completion of the annual audit of the Company.

“Net Revenue” is defined as net commission and other income recognized by the Company on a GAAP basis. Commission income on benefits business is recognized monthly as billed.

“EBITDA” is defined as the Company’s pre-tax operating income, plus interest, income taxes, depreciation and amortization.

“EBITDA Margin” is defined as EBITDA divided by Net Revenue.

Business Expenses	The Company will reimburse all customary business expenses.

Auto Allowance	$500/month

Country Club Allowance	$500/month

Vacation	4 weeks

Benefit Plans	Executive may participate in such benefit plans as are customarily granted to persons performing similar services for the Company and its affiliates.